Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
February 27, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS AN INCREASE IN EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2005

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced an increase of 11 percent in net income for the quarter ended December 31, 2005 compared to the same period in 2004. Fourth quarter net income was $4.1 million, or $0.69 per share (diluted), an increase of $418,000 or $0.06 per share (diluted). Income from continuing operations increased $384,000 (10 percent), or $0.05 per share (diluted), to $4.1 million, or $0.69 per share (diluted) for the fourth quarter of 2005 compared to 2004. The improved quarterly results were primarily driven by the sale of the Lightweight Association Management Processing Systems (LAMPS™) software product and related post-sale consulting services, which generated a pre-tax gain of $1.1 million for the Company’s advanced information services segment. LAMPS™ was developed specifically for REALTOR® Associations.

For the year ended December 31, 2005, net income increased 11 percent compared to 2004. Net income was $10.5 million or $1.77 per share (diluted) compared to $9.4 million, or $1.62 per share (diluted) for 2004. Income from continuing operations increased $918,000, or $0.13 per share (diluted), to $10.5 million. The improvement in results was primarily driven by:

•	The LAMPS™ product, including the sale, contributed $622,000 to operating income in 2005 for the Company’s advanced information services segment.
•	The Delmarva and Florida natural gas distribution operations experienced strong residential customer growth of 8.7 percent and 7.4 percent, respectively, in 2005.
•
Temperatures on the Delmarva Peninsula were 5 percent colder than 2004, which led to increased contributions from the Company’s natural gas and propane distribution operations. This increase was offset by conservation efforts by customers.

•	The natural gas transmission operation achieved gross margin growth of 9 percent due to additional transportation capacity contracts that went into effect in November 2004.
•	A 100 percent increase in the number of customers for the Company’s natural gas marketing operation.
•	An increase of 1.1 million gallons sold by the Delmarva propane distribution operation.

“Financial and operating results for 2005 continue to reflect the attractive fundamentals of our core natural gas and propane operations,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Customer growth in our natural gas business remains strong, and the recently announced pipeline expansion should provide potential for additional growth in transmission revenues, as well as, help serve future growth in the Delmarva distribution business. Additionally, we are pleased to have completed the sale of our LAMPS™ product, and will continue to be opportunistic in the advanced information services segment.”

The discussions of the results for each of the periods ended December 31, 2005, use the term “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin” see footnote 1 to the Supplemental Income Statement Data below.

Results for the quarter ended December 31, 2005
Natural gas gross margin increased $812,000 for the fourth quarter of 2005 compared to 2004. Gross margin for the Delaware and Maryland distribution operations increased $109,000, as temperatures in 2005 were 4 percent colder and the number of residential customers increased 8.1 percent. The expected increase in gross margin from the colder weather was offset by a decrease in gross margin on gas deliveries to customers due to conservation efforts in response to higher gas prices. Gross margin for the Florida operations increased $255,000, primarily due to a 7.1 percent increase in residential customers and an increase in the number of customers to which it provides natural gas supply management services. The natural gas transmission operation achieved gross margin growth of $449,000, or 11 percent, primarily due to additional contracts for transportation capacity provided to its firm customers and increased interruptible deliveries. The additional transportation capacity contributed approximately $340,000 to gross margin and an increase of interruptible deliveries contributed an additional $108,000 to gross margin. Other operating expenses for the natural gas segment increased $1.1 million in 2005, offsetting the gross margin growth. The increase in expenses was primarily driven by consulting costs for studies to evaluate future growth opportunities and initiatives, increased allowance for uncollectible accounts, higher health insurance claims and increases in depreciation expense and other taxes.

The propane distribution and marketing segment generated an increase of $525,000, or 11 percent, in gross margin, which was offset by an increase of $601,000 in other operating expenses for the fourth quarter of 2005 compared to 2004. Operating expenses for the Delmarva distribution operations increased $541,000 compared to 2004. The increase includes a non-recurring credit of $100,000 for vehicle insurance audits in 2004, costs attributable to the start-up of operations in Pennsylvania, and an increase in health insurance claims.

The advanced information services segment experienced an increase of $1.3 million in operating income compared to the fourth quarter of 2004. Gross margin increased $1.9 million and other operating expenses increased $656,000. The sale of LAMPS™ contributed $1.1 million to operating income. Exclusive of any revenue and expenses generated by the LAMPS™ product, operating income decreased $97,000 in the quarter ended December 31, 2005 to $190,000, compared to the same period in 2004. The decrease is attributed to lower eBusiness consulting revenues of $158,000, which was partially offset by an increase of $111,000 of consulting revenues by the Enterprise Solutions group.

Results for the year ended December 31, 2005
Natural gas gross margin increased $3.6 million, or 7.7 percent, for 2005 compared to 2004. The natural gas transmission operation achieved gross margin growth of $1.4 million, or 9 percent, primarily due to additional contracts signed in November 2004 for transportation capacity provided to its firm customers. In addition, the Company’s capital investments enabled the natural gas transmission operation to execute additional transportation capacity contracts in November 2005. These additional contracts will contribute $53,000 each month to gross margin. An increase of $980,000 in other operating expenses partially offset the increased gross margin. The factors contributing to the increase in expenses are associated with higher customer counts, as well as higher depreciation and property taxes due to an increase in the level of capital investment.

Gross margin for the natural gas marketing operation increased $506,000, or 39 percent, for 2005 compared to 2004 as the number of customers to which it provides supply management services increased 100 percent. The increase in gross margin was partially offset by an increase of $352,000 in other operating expenses due to higher staffing levels and other operating costs necessary to support the increase in business.

Gross margin for the Delaware and Maryland distribution operations increased $1.2 million, as temperatures in 2005 were 5 percent colder and the number of residential customers increased 8.7 percent. An increase in gross margin from the colder weather was offset by a decrease in gas deliveries to customers as a result of conservation efforts in response to higher gas prices. Gross margin for the Florida distribution operations increased $579,000, primarily due to a 7.4 percent increase in the number of residential customers served. Other operating expenses for the natural gas distribution operations increased $2.1 million in 2005. Some of the key components of the increase in other operating expenses in 2005, compared to 2004, include the following:

•	The incremental operating and maintenance cost of supporting the residential customers added by the Delmarva and Florida distribution operations was approximately $403,000.
•	In response to higher natural gas prices, the Company increased its allowance for uncollectible accounts by $98,000.
•	The cost of providing health care for our employees increased $180,000.
•	Costs of line location activities increased $177,000.
•	With the additional capital investments, depreciation expense, asset removal cost and property taxes increased $225,000, $130,000 and $319,000, respectively.

The gross margin for the propane distribution operations on the Delmarva Peninsula increased $1.8 million for 2005 compared to 2004. The Company estimates that the colder temperatures resulted in an estimated gross margin increase of $417,000, which was offset by a decrease in propane deliveries to customers as a result of conservation efforts in response to higher propane prices. The gross margin increase was partially offset by increased other operating expenses of $1.5 million. The higher costs are attributable to the Pennsylvania start-up costs and expenses related to higher earnings, such as incentive compensation and other taxes, health insurance claims, vehicle fuel and maintenance expenses, and a non-recurring credit of $100,000 for vehicle insurance audits in 2004. The Pennsylvania start-ups account for $722,000, or 49 percent, of the increase in expenses.

Gross margin for the Florida propane distribution operations increased $385,000, or 45 percent, in 2005 compared to 2004. The increase in gross margin was attained from an increase of 27% in the average number of customers, which contributed to the $267,000 in propane sales gross margin, and an increase of $118,000 of house-piping sales. Florida propane also experienced an increase in other operating expenses. The higher expenses of $147,000 were attributed to business growth, such as payroll, vehicle fuel and maintenance, insurance and depreciation expense. The Company’s propane wholesale marketing operation experienced an increase in gross margin of $445,000 and an increase of $121,000 in other operating expenses, leading to an improvement of $323,000 in operating income over 2004. Wholesale price volatility created trading opportunities during the third and fourth quarters of the year.

Gross margin for the advanced information services segment increased $1.5 million in 2005 compared to 2004 and operating income increased $809,000 to $1.2 million. Exclusive of revenues and expenses related to the LAMPS™ product and non-recurring performance revenue, the advanced information segment had operating income of $337,000 for 2005.

Condensed Consolidated Statements of Income
For the Periods Ended December 31, 2005 and 2004
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Fourth Quarter		Year to Date
	2005	2004	2005	2004
Operating Revenues	$74,409	$53,285	$229,630	$177,955

Operating Expenses
Cost of sales, excluding costs below	52,062	34,183	153,515	109,626
Operations	10,856	9,148	40,182	35,146
Maintenance	539	263	1,819	1,519
Depreciation and amortization	1,867	1,793	7,568	7,258
Other taxes	1,285	1,073	5,016	4,436
Total operating expenses	66,609	46,460	208,100	157,985

Operating Income	7,800	6,825	21,530	19,970

Other income net of other expenses	52	334	383	549

Interest charges	1,310	1,288	5,133	5,268

Income Before Income Taxes	6,542	5,871	16,780	15,251

Income taxes	2,409	2,122	6,312	5,701

Income from Continuing Operations	4,133	3,749	10,468	9,550

Loss from discontinued operations, net of income taxes	-	(34)	-	(121)

Net Income	$4,133	$3,715	$10,468	$9,429

Average Shares Outstanding	5,875,986	5,771,821	5,836,463	5,735,405

Earnings Per Share - Basic
From continuing operations	$0.70	$0.65	$1.79	$1.66
From discontinued operations	-	(0.01)	-	(0.02)
Net Income	$0.70	$0.64	$1.79	$1.64

Earnings Per Share - Diluted
From continuing operations	$0.69	$0.64	$1.77	$1.64
From discontinued operations	-	(0.01)	-	(0.02)
Net Income	$0.69	$0.63	$1.77	$1.62

Supplemental Income Statement Data
For the Periods Ended December 31, 2005 and 2004
Dollars in Thousands
(Unaudited)

	Fourth Quarter		Year to Date
	2005	2004	2005	2004
Gross Margin (1)
Natural Gas	$13,758	$12,946	$50,404	$46,790
Propane	5,503	4,978	18,935	16,345
Advanced Information Services	3,143	1,224	6,959	5,412
Other	(57)	(46)	(183)	(218)
Total Gross Margin	$22,347	$19,102	$76,115	$68,329

Operating Income
Natural Gas	$5,119	$5,417	$17,236	$17,091
Propane	1,395	1,471	3,209	2,364
Advanced Information Services	1,274	11	1,197	387
Other	12	(74)	(112)	128
Total Operating Income	$7,800	$6,825	$21,530	$19,970

Heating Degree-Days — Delmarva Peninsula
Actual	1,654	1,589	4,792	4,553
10-year average (normal)	1,583	1,558	4,436	4,383

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799